Exhibit 10.1
STAG INDUSTRIAL, INC.
EMPLOYEE RETIREMENT VESTING PROGRAM

STAG Industrial, Inc. (the “Company”) hereby establishes this Employee Retirement Vesting Program (this “Program”). The purpose of this Program is to enable the Company to attract the best-available persons by providing certain retirement benefits to Participants. This Program is a sub-plan of the STAG Industrial, Inc. 2011 Equity Incentive Plan, as amended (the “Equity Incentive Plan”). Unless elsewhere defined in this Program, capitalized words used herein are defined in the Equity Incentive Plan.

1.Definitions

Under this Program, except where context otherwise indicates, the following definitions apply:

(a)“Administrator” means the Board or the committee(s) or officer(s) appointed by the Board that have authority to administer this Program as provided in Section 2.

(b)“Board” means the Board of Directors of the Company or its successor.

(c) “Cause” means, in the Administrator’s sole determination, the occurrence of any one or more of the following: (i) the Employee’s indictment for, formal admission to (including a plea of guilty or nolo contendere to), or conviction of: a felony, a crime of moral turpitude, fraud and dishonesty, breach of trust or unethical business conduct, or any crime involving the Company; (ii) gross negligence or willful misconduct by the Employee in the performance of the Employee’s duties; (iii) repeated failure by the Employee to perform substantially all of the duties of his or her employment position or repeated material violation by the Employee of Company policies; (iv) material breach by the Employee of the terms of any agreement that relates to noncompete, non-solicitation of Employees, discoveries or trade secrets or other confidential information; or (v) the Employee’s material violation of any applicable local, state or federal employment law, including, but not limited to, any anti-discrimination law. For purposes of this Program, any good faith determination of “Cause” shall be conclusive if made by: (i) the Administrator, in the case of a determination that applies to any of the Company’s “named executive officers” (as defined for purposes of the Company’s proxy statement); or (ii) the Chief Executive Officer, in the case of a determination that applies to individuals other than any named executive officer. Notwithstanding the foregoing, if a Participant is a party to an Employment Agreement that includes a definition of cause, then “Cause” shall have the meaning ascribed in the Employment Agreement and shall be subject to any process for determination as provided therein.

(d)“Chief Executive Officer” means the individual who is, from time to time, the chief executive officer of the Company or its successor.

(e)“Employee” means any individual who is employed by the Company or an Affiliate as a common law employee on a full-time basis.

(f)“Employment Agreement” means any effective Employment Agreement between or among the Company and/or the Partnership, on the one hand, and a Participant, on the other hand, as it may be amended and/or restated from time to time.

(g)“Long-Term Equity Incentive Awards” means, collectively, Time-Based Equity Awards and Performance-Based Equity Awards.

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(h)“Participant” means an Employee of the Company who is eligible to participate in this Program in accordance with the provisions of Section 3.

(i)“Partnership” means STAG Industrial Operating Partnership, L.P.

(j)“Performance-Based Equity Awards” means performance-based equity awards that become vested based upon performance measures (including total stockholder return-based awards, i.e., performance award share units outstanding as of the date hereof) and were awarded to an Employee pursuant to the Equity Incentive Plan or any successor plan, but shall not include any such awards the grant terms of which expressly provide that the holder thereof shall not be entitled to benefits under this Program with respect to such awards.

(k)“Qualifying Retirement” means a Participant’s voluntary termination from employment, other than while grounds for “Cause” exists, after meeting the requirements of the Rule of 70.

(l)“Rule of 70” means when an Employee’s years of service with the Company or its Affiliates or predecessors (must be at least 10 years, based on 120 months of continuous employment, not calendar years) plus his or her age (must be at least 55 years old) on the date of termination of service equals or exceeds 70. An Employee’s “service” for purposes of this Program shall continue until he or she is no longer serving in the role as employee, director or consultant of the Company or any Affiliate.

(m)“Release and Non-Competition Agreement” means a general release of liability prepared and delivered by the Company that is duly executed and not revoked by the Employee upon termination of employment, with ongoing non-competition and employee non-solicitation provisions that remain in effect for at least 12 months following the termination of employment (which non-competition and employee non-solicitation provisions, in the discretion of the Administrator may be those already established in an Employment Agreement, if applicable for at least 12 months following the termination of employment).

(n)“Time-Based Equity Awards” means time-based equity awards that become vested solely based upon the passage of time (including awards of time-based restricted stock, time-based LTIP Units (which shall, in accordance with the applicable award agreement, remain subject to achieving parity with common units of limited partnership interest in the Partnership) and earned performance-based equity awards that remain subject to forfeiture solely pursuant to a time-based vesting schedule, outstanding as of the date hereof) and were awarded to an Employee pursuant to the Equity Incentive Plan or any successor plan, but shall not include any such awards the grant terms of which expressly provide that the holder thereof shall not be entitled to benefits under this Program with respect to such awards.

2.Administration

(a)Administration of this Program. This Program shall be administered by the Board or by such committee or committees as may be appointed by the Board from time to time.

(b)Powers of the Administrator. The Administrator shall have full power and authority, in its sole and absolute discretion, to administer, construe and interpret this Program and all other documents relevant to this Program, to establish, amend, rescind and interpret such rules, regulations, agreements, guidelines and instruments for the administration of this Program and for the conduct of its business as the Administrator deems necessary or advisable, and to correct any

Exhibit 10.1
defect, supply any omission or reconcile any inconsistency in this Program in the manner and to the extent the Administrator shall deem it desirable to carry it into effect.

3.Eligibility

An Employee shall become a Participant eligible for benefits under this Program upon a Qualifying Retirement, if all of the following conditions are satisfied: (i) the Employee has provided the Company at least six months’ advance written notice of his or her retirement in such form as the Company may require (including as to irrevocability); and (ii) the Employee has signed and not revoked the Release and Non-Compete Agreement upon termination of employment.

A Participant’s participation in this Program and eligibility for Program benefits following a Qualifying Retirement will automatically terminate as of the first date the Participant fails to fulfill any of his or her obligations under the Release and Non-Compete Agreement or on any such date that it is determined by the Company that circumstances constituting Cause existed on or before the date of termination of employment with respect to such Employee. For purposes of this Program, any good faith determination made by the Company as to whether Cause existed or a Participant shall have failed to fulfill any of his or her obligations under the Release and Non-Compete Agreement shall be conclusive. If the terms of the Release and Non-Compete Agreement are violated by any Participant who has received any benefit under this Program or it is determined by the Company that circumstances constituting Cause existed on or before the Participant’s termination of employment, then all unvested Long-Term Equity Incentive Awards at the time of such violation or determination will be forfeited to the Company.
4.Benefits

Except to the extent the Board specifies otherwise in the applicable award agreements for Long-Term Equity Incentive Awards, the following benefits shall be available to a Participant:

(a)Time-Based Equity Awards. Upon a Qualifying Retirement of a Participant in accordance with Section 3, all outstanding Time-Based Equity Awards (which remain subject to forfeiture solely pursuant to a time-based vesting schedule) granted to the Participant shall immediately vest and the forfeiture period for all such Time-Based Equity Awards shall automatically terminate and be deemed to have expired for all purposes.

(b)Performance-Based Equity Awards. Upon a Qualifying Retirement of a Participant in accordance with Section 3, subject to the Administrator’s certification that the performance goals for the applicable performance period have been achieved, the Participant shall be entitled to a prorated portion of any outstanding Performance-Based Equity Awards (for which the performance period(s) has not expired and which remain subject to vesting based on the specified performance measures) granted to the Participant. The prorated portion of such Performance-Based Equity Awards shall be determined at the end of the applicable performance period(s) and shall be based on the actual performance during the performance period(s) and calculated by multiplying the full amount of any such award so payable by a fraction, the numerator of which shall equal the number of days such Participant was employed with the Company during the performance period (including the date of the Participant’s termination of employment) and the denominator of which shall equal the number of days in the performance period.

(c)Other Awards. The vesting, exercisability and forfeiture of awards not subject to benefits under this Program shall be governed by the applicable award agreement in effect as of the Participant’s termination of employment.

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5.Amendment and Termination

The Board may terminate, amend or modify this Program or any portion thereof from time to time; provided that no amendment to this Program may alter, impair or reduce a Participant’s rights under this Program after such Participant shall have become eligible for benefits under this Program, unless, in the Board’s reasonable judgment, the promises and benefits of the amended Program are in the aggregate no less favorable to such Participant than the promises and benefits before the amendment or if, in the Board’s reasonable judgment, the amendment is necessary to achieve the purpose of this Program.

6.Miscellaneous

(a)Non-Guarantee of Employment or Service. The terms of this Program do not change the at-will nature of any Participant’s employment with the Company. Nothing in this Program may be construed as a contract or other arrangement between a Participant and the Company to the effect that the Participant will be employed for any specific period of time.

(b)Transferability. Benefits under this Program may not be assigned, transferred or pledged to a third party.

(c)Withholding of Taxes. To the extent permitted by law, the Company or its Affiliates shall be permitted to deduct any applicable withholding taxes from amounts payable pursuant to this Program, or to require that the Participant deliver such funds to the Company for transmittal to the applicable taxing authority on behalf of such Participant, prior to the disbursement to such Participant of any amounts payable pursuant to this Program. Upon delivery to the Company of satisfactory evidence that benefits received hereunder shall have become includable in the gross income of the Participant for federal income tax purposes, such Participant may elect to forfeit that number of shares of common stock (valued at fair market value on the applicable date) necessary to satisfy the tax amount due.

(d)Governing Law. The validity, construction and effect of this Program, and of any rules, regulations, determinations or decisions made by the Administrator relating to this Program, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws principles.

(e)Conformity with Equity Incentive Plan and Award Agreements. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Equity Incentive Plan and the applicable award agreements granted thereunder. In the event of any ambiguity in this Program or any matters as to which this Program is silent, (i) the Equity Incentive Plan or applicable award agreement granted thereunder, if not silent on the matter, shall govern or (ii) if the Equity Incentive Plan and applicable award agreement granted thereunder are silent on the matter, the Administrator shall have the power to interpret or determine the application of the provisions of this Program, in a manner designed to preserve the economic substance of this Program and based on the facts known to the Administrator.

(f)Section 409A. This Program shall be administered, interpreted, and construed in a manner consistent with Code section 409A (“Section 409A”) to the extent necessary to avoid the imposition of additional taxes under Section 409A. If implementing this Program with respect to any Long-Term Equity Incentive Award would cause such award not to comply with Section 409A, then this Program shall not be implemented with respect to such award. Notwithstanding any provision to the contrary in the Participant’s award agreement, if on the date of the

Exhibit 10.1
Participant’s separation from service, the Participant is a “specified employee” (as such term is used in Section 409A), then any amounts payable to the Participant that constitute deferred compensation for purposes of Section 409A that are payable due to the Participant’s separation from service shall be postponed and paid (without interest) to the Participant in a lump sum on the first day of the seventh month after the Participant’s “separation from service” (within the meaning of Section 409A); provided, however, that if the Participant dies during such six-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of Section 409A shall be paid to the personal representative of the Participant’s estate on the 60th day after Participant’s death. The Participant will be deemed to have a termination of employment for purposes of determining the timing of any payments or benefits that constitute deferred compensation for purposes of Section 409A only upon a “separation from service” within the meaning of Section 409A. If payment of an award subject to Section 409A is triggered by a “change in control,” then such “change in control” shall be limited to a “change in control event” as defined in Section 409A.

(g)Effective Date. This Program is effective as of January 7, 2021, and applies only to a Qualifying Retirement that occurs after that date.